EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of October 2020 (the “Effective Date”) by and between Standex International Corporation, a Delaware corporation with executive offices located at 23 Keewaydin Drive, Salem, New Hampshire 03079 (the “Employer”) and, Sean Valashinas, an individual residing at 11 Eastgate Rd; Derry, NH 03038 (the “Employee”).

1.     Employment; Term; Location.

(a)

Commencing on the Effective Date, Employer hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve Employer on a full-time basis as Vice President and Chief Accounting Officer (or such other designated title as may be assigned from time to time by the Employer) of the Employer, subject to the direction and control of the Vice President/Chief Financial Officer of the Employer, through June 30, 2021 (the “Initial Term”). Thereafter the Agreement shall automatically renew for successive one (1) year terms commencing on July 1st of each year and ending on June 30th of the next succeeding year (the “Renewal Term”) unless otherwise terminated pursuant to Section 1(b) of this Agreement. The Initial Term, together with any Renewal Terms shall hereinafter be referred to as the “Term” of this Agreement.

(b)

Subject to the provisions for termination otherwise included in Section 5 herein, either the Employer or the Employee shall have the right to terminate this Agreement by giving the other party thirty (30) days advance written notice (the “Notice Period”), at any time during the Term, stating his/its intention to terminate the Agreement. Such termination will be effective at the end of the Notice Period. In the event of notice of termination by the Employer, the provisions of Section 6 shall apply.

(c)

Employee’s principle office location shall be the corporate headquarters of the Employer in Salem, NH. Employee shall be expected to engage in such business travel as may reasonably be necessary in order for Employee to effectively carry out the responsibilities of his position.

2.     Best Efforts. Employee agrees, as long as this Agreement is in effect, to devote his best efforts, time and attention to the business of Employer, and to the performance of such executive, managerial and supervisory duties as may be required of him during the Term of this Agreement.

3.      Non-Compete. Except as set forth in the third paragraph of this Section 3, Employee shall not, while this Agreement is in effect, engage in, or be interested in, in an active capacity, any business other than that of the Employer or any affiliate, associate or subsidiary corporation of Employer. It is the express intent of the Employer and Employee that: (i) the covenants and affirmative obligations of this Section be binding obligations to be enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 3, Employee shall not, for a period of one (1) year after termination of employment (whether such termination is by reason of the expiration of this Agreement or for any other reason), on a worldwide basis, directly or indirectly, control, manage, operate, join or participate in the control, management or operation of any business which directly or indirectly competes with any business of the Employer at the time of such termination. The Employee shall not during the term of this non-competition provision (i) contact any employee of the Employer or its subsidiaries for the purpose of inducing or otherwise encouraging said employee to leave their employment with the Employer and/or such subsidiary or (ii) contact any customers or former customers of the Employer and/or its subsidiaries, in any manner, for the purpose of soliciting or accepting any competing business or request, induce or advise any customers of the Employer and/or its subsidiaries to withdraw, curtail or cancel their respective business with the Employer and/or its subsidiaries.

No provision contained in this section shall restrict Employee from making investments in other ventures which are not competitive with Employer, or restrict Employee from engaging, during non-business hours, in any other such non-competitive business or restrict Employee from owning less than five (5) percent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

4.      Compensation; Fringe Benefits.

(a)

Base Compensation. Employer agrees to compensate the Employee for his services during the period of his employment hereunder at a minimum base salary equal to $255,000 per annum, payable semi-monthly. Employee shall be entitled to receive such increases in this minimum base salary, as the Compensation Committee of the Board of Directors of Employer, upon recommendation of the President and CEO, shall, in its sole discretion determine.

(b)

Annual Incentive Compensation. Employee shall receive an annual incentive bonus opportunity payable each September after the close of the fiscal year, at a target of 30% of base compensation and variable from 0% to 200% of target based on the achievement of certain financial and strategic metrics set by the Compensation Committee of the Board of Directors of the Employer. Currently, 75% of the bonus opportunity is based on financial metrics and 25% is based on strategic metrics.

(c)

Annual Long-Term Incentive Compensation. Employee shall receive a long-term incentive opportunity pursuant to the terms of the 2018 Omnibus Incentive Plan of the Employer at a target of 40% of base compensation in such form as the Compensation Committee of the Employer’s Board of Directors shall determine with respect to other senior executives of the Employer. Currently, such awards consist 50% of grants of time- based restricted stock and 50% performance based restricted stock units. Grants are normally made in the first week of September each year following approval of the Compensation Committee. Actual stock earned with respect to the performance based restricted stock units is variable from 0% to 200% of target based on achievement of certain metrics established by the Compensation Committee of the Board of Directors of the Employer.

(d)	Vacation. Employee shall be entitled to twenty (20) days of paid vacation during each fiscal year of the Employer.

(e)

Other Benefit Plans and Programs. Employee shall also be entitled to participate in the Standex Management Stock Purchase Program, the Standex Retirement Savings Plan and such other incentive, welfare and defined contribution retirement benefit plans as are made available, from time to time to senior executives of the Employer.

5.     Termination. In addition to the provisions concerning notice of termination in the second paragraph of Section 1, this Agreement shall terminate upon the following events:

(a)	Death: Employee’s employment shall terminate upon his death, and all liability of Employer shall thereupon cease except for (i) compensation for past services remaining unpaid, (ii) any benefits due to Employee’s estate or others under the terms of any benefit plan of Employer then in effect in which Employee participated and (iii) any rights with respect to outstanding unvested equity awards in accordance with the award agreements underlying such awards.

(b)

Disability: In the event that Employee becomes substantially disabled during the Term of this Agreement for a period of six consecutive months so that he is unable to perform the services as contemplated herein, then Employer, at its option, may terminate Employee’s employment upon written notification to Employee. Until such termination option is exercised, Employee will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration. Upon exercise of such termination option, all liability of Employer shall thereupon cease except for (i) compensation for past services remaining unpaid, (ii) any benefits due to Employee or others under the terms of any benefit plan of Employer then in effect in which Employee participated and (iii) any rights with respect to outstanding unvested equity awards in accordance with the award agreements underlying such awards. Whether or not Employee has become substantially disabled and the duration of such disability shall be subject to the Employer’s good faith determination taking into account the nature of the disability and the scope of services provided by Employee hereunder.

(c)

Material Breach: In the event of the commission of any material breach of the terms of this Agreement by the Employee or Employer, the non-breaching party may cause this Agreement to be terminated on ten (10) days written notice. Employer may remove Employee from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period. For purposes of this Agreement, material breach by Employee shall be defined as:

(i)	an act or acts of dishonesty on the Employee’s part which are intended to result in his substantial personal enrichment at the expense of the Employer; or

(ii)

the Employee willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which results in material injury to the Employer (other than such failure resulting from the Employee’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Employee specifically identifying the manner in which the Employer believes the Employee has not materially and substantially performed his duties hereunder; or

(iii)	the Employee willfully and deliberately fails to comply with the Employer’s code of conduct, financial corporate policies or other significant, written corporate policies of the Employer; or

(iv)

the Employee, through his conduct and actions (whether willful or not and in the good faith discretion of the Employer), creates a threatening, intimidating or hostile work place environment and, upon written notice from Employer, has failed to satisfactorily and permanently address the conduct and actions giving rise to such environment.

No action, or failure to act, shall be considered “willful” if it is done by the Employee in good faith and with reasonable belief that his action or omission was in the best interest of the Employer. Termination pursuant to Section 5(c) above shall not qualify for any severance under Section 6 below.

6.          Severance.

(a) In the event that Employee’s employment is terminated by Employer pursuant to Section 1 of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 13 herein and exclusive of termination pursuant to Section 5), the Employee shall receive one (1) year of severance pay following termination of employment. Severance will be paid in accordance with normal and customary payroll practices of the Employer. The aggregate severance will be equal to the Employee’s then current, annual base compensation. In addition, in the event that Employee elects to continue health insurance under COBRA, Employee also shall be entitled to monthly reimbursement of COBRA premiums for a period of up to twelve (12) months. The Employer’s obligation with respect to such severance and COBRA payments is conditioned upon the Employee’s continued compliance with the provisions of Section 3 of this Agreement. Employee is not obligated to seek other employment in mitigation of the severance provided for herein nor will subsequent employment with another employer impact the severance obligations of the Employer herein.

(b) In the event that Employee’s employment is terminated by the Employee pursuant to Section 1 of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 14 herein), Employee’s entitlement to compensation and benefits shall cease on the effective date of such termination and Employee shall not be entitled to any severance or other post-employment benefits except as may be provided for under applicable law (e.g., vested 401(k) benefits).

7.     Invention and Trade Secret Agreement. Employee acknowledges that he previously has entered into the Employer’s standard form of Invention and Trade Secret Agreement and such agreement shall remain effective. To the extent, however, that the non-compete clause of the Invention and Trade Secret Agreement is inconsistent with Section 3 of this Agreement, the provisions of Section 3 of this Agreement shall be controlling.

8.     Specific Performance. It is acknowledged by both parties that damages will be an inadequate remedy to Employer in the event that Employee breaches or threatens to breach his commitments under Section 3 or under the Invention and Trade Secret Agreement. Therefore, it is agreed that Employer may institute and maintain an action or proceeding to compel the specific performance of the promises of Employee contained herein and therein. Such remedy shall, however, be cumulative, and not exclusive, to any other remedy, which Employer may have.

9.     Entire Agreement; Amendment. This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) which may have been previously made by Employer or its respective subsidiaries or affiliates with Employee, and this Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to such employment. This Agreement may be modified or amended only by a written document signed by Employer and Employee.

10.     Assignment. This Agreement is personal between Employer and Employee and may not be assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof, to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions. In the event of any such assignment, the term “Employer” as used herein shall mean and include such successor corporation.

11.     Governing Law; Binding Nature of Agreement.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, excluding its choice of law provisions. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.     Survival. The obligations contained in Sections 3, 6, 7, 8 and 13 herein shall survive the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

13.     Change of Control.

(a)	In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

(i)	Employer may terminate Employee's employment only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer's funds; and

(ii)	Employee may terminate his employment at any time if there is a change in his general area of responsibility, title or place of employment, or if his salary or benefits are lessened or diminished.

(b)

Following a change of control of Employer, in the event of any termination of Employee's employment either by Employee pursuant to Section 13(a)(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, then:

(i)	Employee shall be promptly paid a lump sum payment equal to two times his current annual base salary plus two times the higher of the most recent annual bonus paid to him under the Annual Incentive Program or his target bonus amount under the Annual Incentive Program as of the date immediately prior to the change in control;

(ii)	Employee shall receive a lump sum payment equivalent to the greater of [(i) the target annual incentive bonus for Employee or (ii) the level of bonus accrual on the Company’s books as of the date of termination] times the percentage of the Company’s then current fiscal year that has elapsed as of the time of such termination.

(iii)

Employee shall become 100% vested in all benefit plans in which he participates including but not limited to the Standex Retirement Savings Plan, the Management Stock Purchase Program and all restricted stock awards and performance share units granted under the 2008 Long-Term Incentive Plan, the 2018 Omnibus Incentive Program and any other stock-based awards of the Employer; and

(iv)

All life insurance and medical plan benefits covering the Employee and his dependents shall be continued at the expense of Employer for the two-year period following such termination as if the Employee were still an employee of the Employer.

(v)	The benefits set forth in clauses (i) through (iv) above shall be conditioned upon the Employee’s continued compliance with the provisions of Section 3 of this Agreement.

(vi)	In the event that any payment or distribution of any type to or for the benefit of the Employee made by the Employer, by any of its affiliates, by any person or entity which acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets within the meaning of Section 280G of the Code, and all related regulations or any similar federal tax that may hereinafter be imposed, whether paid or payable or distributed or distributable pursuant to this Agreement or otherwise (collectively called the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and all related regulations or any similar federal tax that may hereinafter be imposed or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the “Excise Tax”), then the amount paid to the Employee shall be reduced, in such manner as is determined by the Compensation Committee of the Board of Directors of the Employer, to the maximum amount that can be paid to the Employee without requiring the payment of an excise tax, as described in Section 4999 of the Code on “excess parachute payments,” as defined therein, if and to the extent necessary for the Employee to receive a greater after-tax benefit than if the amounts otherwise received by the Employee would require payment of the excise tax described in Section 4999 of the Code.

14.     Notices. Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, by facsimile (with a copy mailed via first class mail, postage pre-paid), delivery in person to the parties at the addresses set forth in the preamble to this Agreement, by email to such email address as designated in writing from time to time by either Employer or Employee, or at such other address as either party may from time to time designate in writing.

15.     Covenants Several. In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can be given effect, then such remaining provisions shall remain in full force and effect.

16.     Compliance with Section 409A of the Code. Notwithstanding any other provisions of this Agreement herein to the contrary and to the extent applicable, the Agreement shall be interpreted, construed and administered so as to comply with the provisions of Section 409A of the Internal Revenue Code and any related Internal Revenue Service guidance promulgated thereunder. Employee and Employer acknowledge that it may be necessary to amend the Agreement, within the time period permitted by the applicable Treasury Regulations, to make changes so as to cause payments and benefits under this Agreement not to be considered “deferred compensation” for purposes of Section 409A of the Code, to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of taxes and penalties on Employee pursuant to Section 409A of the Code. Employee hereby agrees that the Company may, without any further consent from Employee, make any and all such changes to the Agreement as may be necessary or appropriate to avoid the imposition of penalties on Employee pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to Employee of the payments and benefits to, or otherwise adversely affecting the rights of, Employee under the Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its authorized officers and Employee has executed this Agreement as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

By:
	David Dunbar	Sean Valashinas
Its:	Chairman, President & CEO